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                                    EXHIBIT F



T-Mobile Worldwide Holding GmbH,
Postfach 30 16 61, 53196 Bonn



To

Mr. E. Novitsky
CEO AFK Sistema


Ansprechpartner   Gunther Michael, Managing Director
         Direkt
          Datum
          Thema   Transfer of Shares of Mobile TeleSystems

                  Dear Mr. Novitsky,

                  With reference to our letter dated September 4, 2003, we would like to inform you that as of December 17th, 2003 T-Mobile Worldwide Holding GmbH is registered with NIKoil as the new shareholder of the Open Joint Stock Company Mobile TeleSystems, now holding all 25,15% of Mobile TeleSystem's shares formerly held by T-Mobile International. T-Mobile Worldwide Holding GmbH is a 100% subsidiary of T-Mobile International AG & Co. KG (legal successor of T-Mobile International AG), which holds all the minority shareholdings within the T-Mobile Group.

                  T-Mobile Worldwide Holding therefore takes over all obligations and rights from T-Mobile International and steps into T-Mobile International's position in the Shareholders Agreement dated March 12th, 2003 between T-Mobile International and AFK Sistema concerning their relationship as shareholders of the Open Joint Stock Company Mobile TeleSystems, as provided for in Section 8.4 of the Shareholders Agreement.

                  Although no formal approval is necessary we would very much appreciate your acknowledgement of the change of shareholder. Therefore we would like to ask you to send a countersigned copy of this letter back to us.

                  On behalf of T-Mobile Worldwide Holding GmbH and T-Mobile International AG & Co. KG Kind regards


s/ Kuhbacher                                          s/ Gunther
----------------------                                ----------------------
Uli Kuhbacher                                         Michael Gunther



Place and Date :                         s/ Novisky
                                         ------------------------------------
                                         E. Novitsky on behalf of AFK Sistema


                   T-Mobile Worldwide Holding GmbH

   Postanschrift   Landgrabenweg 151, 53227 Bonn
    Telekontakte   Telefon: (0 228) 936-0, Telefax: (0228) 936-19360
Geschaftsfuhrung   Michael Gunther, Dr. Uli Kuhbacher, Frank Stoffer
  Bankverbindung   Commerzbank AG, Bonn, Konto Nr. 1166099, BLZ 380 400 07
         Eintrag   HRB 8522
   Umsatz-ID Nr.   DE813095540